Exhibit 99.1

Papa Murphy’s Holdings, Inc. Announces Senior Management Change
Chair of the Board Jean Birch Appointed Interim Chief Executive Officer
Vancouver, WA, January 5, 2017 (Globe Newswire) - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced that, effective immediately, Chair of the Board, Jean Birch, has been appointed interim Chief Executive Officer.

This appointment follows the resignation of Ken Calwell as Chief Executive Officer and director of the Company, in order to pursue other interests. The Board has initiated a search to identify a permanent Chief Executive Officer and will consider both internal and external candidates, and continues to search for a director to fill the seat vacated by John Barr last September.

Ms. Birch has served as Chair of the Board since September 2016 and as a member of the Board since April 2015. Ms. Birch has over 26 years of restaurant leadership experience, previously serving as President of IHOP Restaurants, Inc., President of Romano’s Macaroni Grill, and President of Corner Bakery Café. She also held executive leadership roles within YUM! Brands, including Vice President, Operations for Taco Bell, Inc. and Senior Director, Concept Development for Pizza Hut, Inc. The Board is fully confident in Ms. Birch’s ability to successfully lead Papa Murphy’s outstanding management team and to oversee the Company’s ongoing strategic initiatives until a permanent Chief Executive Officer is appointed.

Ms. Birch stated, “While the general climate in the quarter continued to be challenging, we believe we are at a key inflection point at Papa Murphy’s, having successfully laid the groundwork for many of our long term strategic initiatives. We look forward to seeing the results of these initiatives in 2017 and for years to come.”

Ms. Birch continued, “We appreciate the many years of leadership and service that Ken has provided to Papa Murphy’s. His efforts have positioned us well for the future and we wish him all the best as he begins the next chapter in his career.”

Mr. Calwell added, "I am thankful for the opportunity to have worked side by side with the family of team members, franchise owners, and vendors that make Papa Murphy’s so special. It has been an honor being part of this great brand and team."
About Papa Murphy’s
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘N’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates more than 1,575 franchised and corporate-owned fresh pizza stores in 38 States, Canada and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. Order online today at www.papamurphys.com.

Investor Contact:
Fitzhugh Taylor or Alexis Tessier, ICR
fitzhugh.taylor@icrinc.com
877-747-7272

Media Contact:
Christine Beggan, ICR
Christine.Beggan@icrinc.com
203-682-8329